Exhibit 2

Unless this certificate is presented by an authorized representative of CDS Clearing and Depository Services Inc. (“CDS”) to International Business Machines Corporation (the “Issuer”) or its agent for registration of transfer, exchange or payment, and any certificate issued in respect thereof is registered in the name of CDS & Co., or in such other name as is requested by an authorized representative of CDS (and any payment is made to CDS & Co. or to such other entity as is requested by an authorized representative of CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered holder hereof, CDS & Co., has a property interest in the securities represented by this certificate herein and it is a violation of its rights for another person to hold, transfer or deal with this certificate.

INTERNATIONAL BUSINESS MACHINES CORPORATION

2.20% Note due 2017
 CUSIP 459200 GY 1
 ISIN CA459200GY10

No.: R-

INTERNATIONAL BUSINESS MACHINES CORPORATION, a corporation duly organized and existing under the laws of the State of New York (herein called the “Company”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to                 or registered assigns, the principal sum of C$                (                                                CANADIAN DOLLARS), at the office or agency of the Company in Toronto, Ontario, Canada, or any other office or agency designated by the Company for that purpose, on February 10, 2017, in such coin or currency of Canada as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on February 10 and August 10 of each year, commencing August 10, 2012, on said principal sum at said office or agency, in like coin or currency, at the rate of 2.20% per annum, from the February 10 or August 10 next preceding the date of this Note to which interest has been paid, unless the date hereof is a date to which interest has been paid, in which case from the date of this Note, or unless no interest has been paid on the Notes (as defined on the reverse hereof), in which case from February 10, 2012, until payment of said principal sum has been made or duly provided for.  Notwithstanding the foregoing, if the date hereof is after the fifteenth calendar day preceding a February 10 or August 10, as the case may be, and before such February 10 or August 10, this Note shall bear interest from such February 10 or August 10; provided, however, that if the Company shall default in the payment of interest due on such February 10 or August 10, then this Note shall bear interest from the next preceding February 10 or August 10 to which interest has been paid, or, if no interest has been paid on the Notes, from February 10, 2012.  The interest so payable on February 10 or August 10 will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the fifteenth calendar day preceding such February 10 or August 10, unless the Company shall default in the payment of interest due on such interest payment date, in which case such defaulted interest, at the option of the Company, may be paid to the person in whose name this Note is registered at the close of business on a special record date for the payment of such defaulted interest established by notice to the registered holders of Notes not less than ten days preceding such special record date or may be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed.  Payment of interest may, at the option of the Company, be made by check mailed to the registered address of the person entitled thereto.  On each such interest payment date, the Company shall also pay such Additional Amounts (as defined on the reverse hereof) as shall be payable in accordance with the terms on the reverse hereof.  Interest on this Note for full semi-annual periods will be calculated on the basis of a 360-day year consisting of twelve 30-day months, provided, however, that the amount of interest payable for any period shorter than a full semi-annual period will be computed on the basis of a 365-day year and the actual number of days elapsed during that period.

Reference is made to the further provisions of this Note set forth on the reverse hereof.  Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

[signatures follow]

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:	INTERNATIONAL BUSINESS MACHINES CORPORATION

[SEAL]

by:

by:

[signatures follow]

TRUSTEE’S CERTIFICATE

OF AUTHENTICATION

This is one of the
Securities of the Series
designated herein issued
under the within-
mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

by
Authorized Signatory

This security is one of a duly authorized issue of unsecured debentures, notes or other evidences of indebtedness of the Company (hereinafter called the “Securities”), of the series hereinafter specified, all issued or to be issued under an indenture dated as of October 1, 1993, duly executed and delivered by the Company to The Bank of New York Mellon, a New York banking corporation, as trustee (hereinafter called the “Trustee”), as supplemented by the First Supplemental Indenture dated as of December 15, 1995, between the Company and the Trustee, as trustee (hereinafter called the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the respective rights and duties thereunder of the Trustee, the Company and the holders of the Securities.  The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest at different rates, may have different conversion prices (if any), may be subject to different redemption provisions, may be subject to different sinking, purchase or analogous funds, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided.  This Security is one of a series designated as the 2.20% Notes due 2017 of the Company (hereinafter called the “Notes”) issued under the Indenture.

The Company will pay to the beneficial owner of this Note who is a Non-U.S. Person (as defined below) additional amounts ("Additional Amounts") as may be necessary so that every net payment of principal and interest on this Note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon that beneficial owner by the United States or any taxing authority thereof or therein, will not be less than the amount provided in this Note to be then due and payable. The Company will not be required, however, to make any payment of Additional Amounts for or on account of:

(a)
any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection between that beneficial owner, or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, that beneficial owner, if that beneficial owner is an estate, trust, partnership or corporation, and the United States including, without limitation, that beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in a trade or business or present in the United States or (2) the presentation of a Note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

(b)	any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(c)
any tax, assessment or other governmental charge imposed by reason of that beneficial owner’s past or present status as a private foundation or other tax exempt organization, a passive foreign investment company, a controlled foreign corporation or a personal holding company, or as a corporation which accumulates earnings to avoid United States federal income tax;

(d)	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal or interest on that Note;

(e)
any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of that Note, if such compliance is required by statute or by regulation of the U.S. Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(f)
any tax, assessment or other governmental charge imposed on interest received by (1) a 10 percent shareholder (as defined in Section 871(h)(3)(B) of the Internal Revenue Code, and the regulations that may be promulgated thereunder) of the Company, (2) a controlled foreign corporation with respect to which the Company is a related person within the meaning of Section 864(d)(4) of the Internal Revenue Code or (3) a bank on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(g)
any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to European Union Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26th-27th November 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(h)	any combination of items (a), (b), (c), (d), (e), (f) and (g);

nor will the Company pay any Additional Amounts to any beneficial owner or holder of this Note who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary, or a member of that partnership or a beneficial owner thereof, would not have been entitled to the payment of those Additional Amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of this Note.

As used in the preceding paragraph, “Non-U.S. Person” means a beneficial owner of this Note who is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

In the event that the maturity date or any interest payment date for this Note falls on a day that is not a business day, the payment due on that date will be paid on the next day that is a business day, with the same force and effect as if made on that payment date and without any interest or other payment with respect to the delay. A “business day” is any day, other than a Saturday, Sunday or other day that, in New York City or the City of Toronto, Ontario, Canada, banking institutions generally are authorized or obligated by law or executive order to close.

This Note may be redeemed at the option of the Company in whole, but not in part, on not more than 60 days’ and not less than 30 days’ notice, at a redemption price equal to 100% of their principal amount (plus any accrued interest and any Additional Amounts then payable with respect to this Note), if the Company determines that as a result of any change or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in such laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of those laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States, or any other action, other than an action predicated on law generally known on or before February 3, 2012, except for proposals before the Congress before that date, taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of any action, whether or not such action or proposal was taken or made with respect to the Company, (A) the Company has or will become obligated to pay Additional Amounts on this Note within 90 days after the date of redemption or (B) there is a substantial possibility that the Company will be required to pay Additional Amounts.

  Notes may be redeemed, as a whole or in part, at the Company’s option, at any time or from time to time, upon mailing a notice of such redemption not less than 30 days nor more than 60 days prior to the date fixed for redemption to holders of the Notes at their last registered addresses, all as provided in the Indenture, at a redemption price equal to the greater of: (i) 100% of the principal amount of the Notes to be redeemed, plus accrued interest, if any, to the redemption date; or (ii) the Canada Yield Price, plus accrued interest to the date of redemption which has not been paid.

“Canada Yield Price” means a price equal to the price which, if the Notes being redeemed were to be issued at such price on the date of redemption, would provide a yield thereon from the date of redemption to their maturity date equal to the Government of Canada Yield plus 20 basis points, calculated on the third business day preceding the date of redemption of the Notes.

“Government of Canada Yield” means the effective yield from the date fixed for redemption to February 10, 2017, assuming semi-annual compounding, which a non-callable Government of Canada bond, trading at par, would carry if issued in Canadian dollars in Canada on the date fixed for redemption with a maturity date of February 10, 2017. The Government of Canada Yield shall be calculated as the arithmetic average of the yields to maturity quoted by two Canadian investment dealers selected by the Company and acceptable to the Trustee.

On and after the redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the redemption price and accrued interest. On or before the redemption date, the Company will deposit with a Paying Agent, or the Trustee, money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

In case an Event of Default with respect to the Notes, as defined in the Indenture, shall have occurred and be continuing, the principal hereof together with interest accrued thereon, if any, may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities at the time outstanding of all series to be affected (acting as one class), to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of such series to be affected; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of the principal of, or any installment of principal of or interest on, or the currency of payment of, any Security; (ii) reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof; (iii) impair the right to institute suit for the enforcement of any such payment on or after the fixed maturity thereof (or, in the case of redemption, on or after the redemption date); (iv) reduce the percentage in principal amount of the outstanding Securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; (v) change any obligation of the Company, with respect to outstanding Securities of a series, to maintain an office or agency in the places and for the purposes specified in the Indenture for such series; or (vi) modify any of the foregoing provisions or the provisions for the waiver of certain covenants and defaults, except to increase any applicable percentage of the aggregate principal amount of outstanding Securities the consent of the holders of which is required or to provide with respect to any particular series the right to condition the effectiveness of any supplemental indenture as to that series on the consent of the holders of a specified percentage of the aggregate principal amount of outstanding Securities of such series or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Security affected thereby.  It is also provided in the Indenture that the holders of a majority in aggregate principal amount of the Securities of a series at the time outstanding may on behalf of the holders of all the Securities of such series waive any past default under the Indenture with respect to such series and its consequences, except a default in the payment of the principal of, premium, if any, or interest, if any, on any Security of such series or in respect of a covenant or provision which cannot be modified without the consent of the Holder of each outstanding Security of the series affected.  Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders and owners of this Note and any Notes which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

The Indenture permits the Company to Discharge its obligations with respect to the Notes on the 91st day following the satisfaction of the conditions set forth in the Indenture, which include the deposit with the Trustee of money or Foreign Government Securities or a combination thereof sufficient to pay and discharge each installment of principal of (including premium, if any, on) and interest, if any, on the outstanding Notes.

If the Company shall, in accordance with Section 901 of the Indenture, consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, the successor shall succeed to, and be substituted for, the Person named as the “Company” on the face of this Note, all on the terms set forth in the Indenture.

The Notes are issuable in registered form without coupons in denominations of C$150,000 and any integral multiple of C$1,000.  In the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, Notes may be exchanged for an equal aggregate principal amount of Notes of other authorized denominations at the office or agency of the Company maintained for such purpose in Toronto, Ontario, Canada.

Upon due presentation for registration of transfer of this Note at the office or agency of the Company for such registration in Toronto, Ontario, Canada, or any other office or agency designated by the Company for such purpose, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange herefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the registered holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue) for the purpose of receiving payment of the principal of, premium, if any, and interest on this Note, as herein provided, and for all other purposes, and neither the Company nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice of the contrary.  All payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Note.

No recourse for the payment of the principal of, premium, if any, or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

Unless otherwise defined in this Note, all terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.